                                                                     EXHIBIT 12c

                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                          For the Year Ended December 31,
                                                    -------------------------------------------
                                                     2005     2004     2003      2002     2001
                                                    ------   ------   ------    ------   ------
                                                               (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-Tax Income from Continuing Operations           $  705   $  551   $  815    $  781   $  644
Fixed Charges                                          228      225      219       219      213
Capitalized Interest                                   (89)    (107)    (106)      (93)     (62)
Preferred Stock Dividend Requirements                    -        -        -         -        -
                                                    ------   ------   ------    ------   ------
Earnings                                            $  844   $  669   $  928    $  907   $  795
                                                    ======   ======   ======    ======   ======

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                    $  226   $  224   $  217    $  217   $  206
Subsidiaries' Preferred Securities
    Dividend Requirements                                -        -        -         -        -
Interest Factor in Rentals                               2        1        2         2        7
                                                    ------   ------   ------    ------   ------
Total Fixed Charges                                 $  228   $  225   $  219    $  219   $  213
                                                    ======   ======   ======    ======   ======

Ratio of Earnings to Fixed Charges                    3.70     2.97     4.24      4.14     3.73
                                                    ======   ======   ======    ======   ======

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.

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